Exhibit 4.10i





                                         Date:  August 3, 1995





Robert C. Jaudes (as Chairman of the Board, President and Chief Executive Officer of Laclede Gas Company) and Robert J. Carroll (as Senior Vice President - Finance of Laclede Gas Company), pursuant to the resolutions adopted by the Board of Directors on July 27, 1995, which resolutions, among other things, granted to the President and any Senior Vice President of the Company the authority to: (1) amend any or all of the benefit plans of the Company insofar as they relate to employees of the Missouri Natural Gas Division of the Company (the "Missouri Natural Gas Division") to reflect the benefits to be afforded under such plans to members of the new bargaining unit at the Missouri Natural Gas Division under the new collective bargaining agreement effective July 15, 1995 between the Missouri Natural Gas Division and the Oil, Chemical and Atomic Workers Union, Local Union No. 5-884; and (2) execute any and all documents effectuating, implementing and/or evidencing any and all such plan amendments; do hereby amend the Missouri Natural Gas Division of Laclede Gas Company Dual Savings Plan as set forth in the attached exhibit, such amendments to be effectuated and evidenced by our signatures on said amendments.


























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                 AMENDMENTS TO THE MISSOURI NATURAL GAS
                  DIVISION OF LACLEDE GAS COMPANY DUAL
                             SAVINGS PLAN
                 --------------------------------------

1. The first paragraph of Section I(o) is hereby amended, effective July 15, 1995, to read as follows:

    ""Employee" means any employee of the Missouri Natural Gas Division of the Company who is covered under a collective bargaining agreement between the Missouri Natural Gas Division of Laclede Gas Company and the Oil, Chemical and Atomic Workers International Union, Local Union No. 5-884."

2. A new unnumbered paragraph is hereby added at the end of subsection (i) of Section VIII, effective July 15, 1995, to read as follows:

    "If an employee of the Missouri Natural Gas Division of Laclede Gas Company participating in the Missouri Natural Gas Division of Laclede Gas Company Savings Plan ("MoNat Savings Plan") and/or the Laclede Gas Company Salary Deferral Savings Plan ("Salary Deferral Plan") becomes covered under a collective bargaining agreement between the Missouri Natural Gas Division of Laclede Gas Company and the Oil, Chemical and Atomic Workers International Union, Local Union No. 5-884, such employee shall have his Participant Deposit and Company Contribution Accounts transferred from the MoNat Savings Plan into the Post-Tax Deposit and Post-Tax Match Accounts, respectively, in this Plan and shall have his Salary Deferral Contributions and Matching Contributions, including any unpaid loan balances, in the Salary Deferral Plan transferred into the Pre-Tax Deposit Account and Pre-Tax Match Account, respectively, in this Plan. Upon such transfer into this Plan, such Participant's Account shall be allocated among the investment funds in the same respective manner in which they were allocated in the MoNat Savings Plan and the Salary Deferral Plan. The Participant shall be vested in his Accounts in this Plan in the same amounts and in the same manner as if his funds had been on deposit in the MoNat Savings Plan and the Salary Deferral Plan from the original date of contribution. The Participant shall be permitted to designate his Participant Matchable Deposits and Non-Matchable Deposits at the time of the transfer; however, any other changes in elections shall be subject to the provisions of this Plan."

                                      ROBERT C. JAUDES
                                      -------------------------------
                                      Title:  Chairman, President and
                                              Chief Executive Officer

                                      ROBERT J. CARROLL
                                      -------------------------------
                                      Title:  Senior Vice President -
                                              Finance



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